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                                                                    Exhibit 10.1

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of August 31, 2000, by and between U.S. Laboratories Inc., a Delaware corporation ("Company"), and Joseph M. Wasilewski, an adult resident of New
                             --------------------
Jersey ("Executive").

                                   RECITALS:
                                   ---------

     A. Executive and Company have previously entered into that certain employment agreement dated as of April 1, 1999 (the "Prior Employment Agreement").

     B. Executive and Company desire to amend and restate the Prior Employment Agreement.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   Employment.  Subject to all of the terms and conditions hereof,
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Company hereby employs Executive for the term of this Employment Agreement, and
Executive hereby accepts such employment. Executive agrees to devote his entire working time, energy and skills to such employment during the Employment Term (as defined in Section 2), and shall not, during the Employment Term, render any services of a business, commercial or professional nature to any person or organization other than Company or be engaged in any other business activity, without the prior written consent of the Board of Directors of the Company. Notwithstanding the terms of this paragraph 1, Company agrees that, during the Employment Term, Executive may perform services as a Certified Public Accountant for Hill Research Group, Inc., provided that such services do not interfere with Executive's performance of his duties hereunder.

     2.   Term.  Executive's employment hereunder shall commenced as of April 1,
          ----
1999 and shall continue through April 1, 2002 unless earlier terminated as provided in Section 8 (the "Employment Term"). The Company may not terminate Executive's employment prior to April 1, 2002 except as set forth in Section 8; provided, however, that Executive's damages for any termination prior to April 1, 2002 shall be limited to the payment described in Section 9.

     3.   Duties; Offices.  Executive shall serve as Chief Financial Officer of
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the Company and will, under the direction of the Board of Directors, faithfully and to the best of his ability perform the duties of Chief Financial Officer.
In such capacity, he shall have primary responsibility for overseeing the business affairs of the Company, and shall perform such executive duties as generally are associated with the positions of Chief Financial Officer, together with such further and additional duties of an executive nature as from time to time reasonably may be assigned to him by the Board of Directors. Such duties shall be rendered at such place or places as the Board of Directors shall in good faith require. The Executive agrees
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to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of the Company.

     4.   Salary.  In consideration of the services to be rendered by Executive
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hereunder, the Company shall pay Executive a salary during the Employment Term at an annual rate of One Hundred Twenty Thousand Dollars ($120,000) (the "Base Salary"). The Base Salary shall be paid to Executive in installments in accordance with the payroll procedures of the Company as established from time to time.

     5.   Insurance.  During the Employment Term, Executive shall be entitled to
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participate, to the extent he meets all eligibility requirements of general application, in all employee benefit plans maintained by Company and made available to all other regular salaried employees of Company including, but not limited to, group hospitalization, medical and disability plans.

     6.   Executive Expenses.  During the Employment Term, Executive shall be
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entitled to be reimbursed for reasonable and necessary expenses incurred by him in the performance of his duties hereunder and approved by Company including, but not limited to, expenses for entertainment, travel, meals, hotel accommodations, professional seminars and telephone expenses, subject to the submission by Executive of the documentation necessary to support the deductibility of such expenses by Company on its federal and state income tax returns, in such form as Company may require.

     7.   Vacation.  During the Employment Term, Executive shall be entitled to
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paid vacations in accordance with Company's standard vacation policies in effect from time to time relating to managerial and executive employees and, in addition, shall be entitled to such holidays as are made available generally to executive employees of Company.

     8.   Termination.  The employment of Executive hereunder shall be
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terminated prior to April 1, 2002 upon the happening of any of the following:

          a.  the death of Executive;

          b. the disability of Executive, where disability means any illness, disability or incapacity of such a character as to render Executive unable to perform his duties hereunder (which determination shall be made by the Board of Directors) for a total period of ninety (90) days, whether or not such days are consecutive, during any consecutive twelve (12) month period or the certification by a New Jersey licensed physician that Executive is unlikely to be able to resume performance of substantially all of his duties hereunder for a period of ninety (90) days;

          c. the termination of this Employment Agreement by Company for cause, where cause means (i) the inability of Executive to perform his duties due to a legal impediment such as, without limitation, the entry against Executive of an injunction, restraining order or other type of judicial judgment, decree or order which would prevent or hinder Executive from performing his duties; (ii) a breach of any of the restrictions or

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     covenants set forth in this Employment Agreement; (iii) excessive absenteeism, material or serious neglect of his duties hereunder, serious misconduct, conviction of a felony or fraud, or the entry by Executive of a nolo contendere plea in such proceeding, or (iv) aiding a competitor of the Company to the detriment of the Company; or

          d. the termination of this Employment Agreement by Company at the Company's election (subject to the provisions of Section 9) for reasons other than death, permanent disability or cause.

     9.   Payments Following Termination.  Upon any termination of this
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Employment Agreement, the Company shall pay to Executive that portion of the
Base Salary which he earned for services performed up to the effective date of termination for which he has not previously been compensated. In addition, upon any termination pursuant to Section 8(d) or 12, the Company also shall pay to Executive an amount (the "Severance Amount") equal to the current Base Salary. The Severance Amount shall be paid to Executive over twenty-four (24) equal monthly installments, beginning on the first day of the month following the effective date of Executive's termination. Additionally, all Stock Options will immediately vest upon termination.

     10.  Confidentiality.
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          a.   Executive recognizes and acknowledges that the business of the
     Company is highly competitive and that during the course of his employment he will have access to significant proprietary and confidential information belonging to the Company. Executive therefore covenants and agrees, for the duration of this Employment Agreement and at all times following its termination, that he will not use (other than in furtherance of the Company's business interests during the Employment Term) or disclose any confidential proprietary information of the Company, including, but not limited to patents, patent rights, inventions and intellectual property rights, techniques, know-how, trade secrets, software, technical designs, trademarks, trademark rights, tradenames, tradename rights, copyrights, customer and supplier lists, manufacturing processes, business plans, strategic plans, marketing information and other business and financial information of or related to the Company.

          b. The obligations of Executive under this Section 10 shall not apply to any information which (i) was part of the public domain prior to the date of this Employment Agreement other than as a result of unauthorized disclosure by Executive, (ii) becomes part of the public domain by reason of disclosure by some third person who did not acquire the information from Executive, (iii) becomes part of the public domain during or after the date of this Employment Agreement, other than as a result of unauthorized disclosure by Executive or (iv) becomes part of the public domain by reason of disclosure by Executive where such disclosure is made during the Employment Term in furtherance of the Company's business interests.

          c.   Executive agrees that any violation of the provisions of this
     Section 10 would be likely to be highly injurious to the Company. By reason of the foregoing, Executive consents and agrees that, if he violates any of the provisions of this Section 10,

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     the Company shall be entitled, in addition to any other rights and remedies that it may have, including money damages, to an injunction prohibiting Executive from engaging in any such act or specifically enforcing this Employment Agreement, as the case may be.

     11.  Assignment.  The Company may assign its rights and obligations under
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this Employment Agreement.  Executive may not assign his rights and obligations under this Employment Agreement; provided, however, that Executive shall be entitled to assign his right to any accrued payments or amounts due pursuant to
Section 13 to his heirs or personal representatives in the event of his death.

     12.  Relocation.  The Company agrees that during the term of this
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Employment Agreement, the Executive shall not be required to relocate the primary location of his employment with the Company to a location outside the state of New Jersey. If Executive shall be required to relocate without his consent, he shall have the right terminate his employment upon thirty (30) days written notice to the Company and shall be entitled to the payments pursuant to
Section 9.

     13.  Covenant Not to Compete.
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          a.   Executive agrees that during the Employment Term and for a period of two (2) years thereafter, Executive shall not, as proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity (except the Company or an affiliate of the Company, in either case at the Company's request), directly or indirectly:

               i. engage in, or enter into, any aspect of the business of engineering inspection and testing in the United States;

               ii. solicit persons who shall have been customers or suppliers of the Company during the period beginning two (2) years prior to the date of this Employment Agreement or who are, at the time of such solicitation, current or prospective customers or suppliers of the Company or take any other action the effect of which is to interfere with the business relationship between the Company and such customers or supplier; or

               iii. hire persons who shall have been employees of the Company during the period beginning on the date of this Employment Agreement, or otherwise interfere with the relationship between the Company and any such persons.

          b. The covenants of Executive contained in this Section 13 shall be construed as separate agreements independent of any other agreement for purposes of enforceability of any claim or cause of action, whether predicated on this Employment Agreement or otherwise. No other agreement, claim or cause of action asserted by Executive shall constitute a defense to the enforcement of such covenants. Executive acknowledges that

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     damages for the violation of any such covenants will not give full and sufficient relief to the Company, and agrees that, in the event of any violation of any such covenants, the Company shall be entitled to injunctive relief against the continued violation thereof, in addition to any other rights that the Company may have by reason of such violation.

     14.  Required Payments.  Notwithstanding any earlier termination of this
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Employment Agreement by either the Company or the Executive, the Company shall pay to the Executive the amount of $50,000, payable in installments of $10,000 on August 31, 2000, and on each of the four (4) anniversaries of such date, or sooner at the companies discretion, each installment subject to all applicable tax withholding and reporting. If the Executive shall die prior to receipt of each of the payments required by this Section 14, all remaining payments shall be made on the date otherwise due, to the Executive's beneficiary or beneficiaries named under the Company's retirement plan, or if no such beneficiaries shall survive the Executive, to the Executive's estate. Upon the "change of control" of the Company, as such term is defined in the Company's Stock Option Plan, all payments not yet paid shall be accelerated and paid no later than fifteen (15) days following the "change of control." Such payments are in addition to, and shall in no way effect, Executive's compensation under his Incentive Stock Option Agreement with the Company or any other form of compensation.

     15.  Notices. All notices, demands or other communications required or
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provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission to the respective parties, or five (5) days after dispatch by certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties:

          If to Company:        U.S. Laboratories Inc.
                                7895 Convoy Court
                                Suite 18
                                San Diego, California 92111
                                Attention:    Dickerson Wright
                                Telecopier:   (858) 715-5810
                                Telephone:    (858) 715-5800

          If to Executive:      Joseph M. Wasilewski
                                16 Hill Road
                                Lincroft, New Jersey  07738
                                Telecopier:   (732) 842-3538
                                Telephone:    (732) 842-7584

     16. Governing Law. This Employment Agreement shall be governed by and construed in accordance with the internal laws of California without giving effect to conflict of laws principles thereof.

     17.  Severability.  If any provision of this Employment Agreement shall be
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held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect.  If any

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provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     18.  Entire Agreement.  This Employment Agreement represents the entire
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understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.
This entire Employment Agreement supersedes any existing employment agreement in its entirety, and specifically amends and restates the Prior Employment Agreement.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

                              COMPANY:

                              U.S. Laboratories Inc.

                              By:  /s/ Dickerson Wright
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                                   Dickerson Wright, CEO


                              EXECUTIVE:

                              /s/ Joseph M. Wasilewski
                              ------------------------
                              Joseph M. Wasilewski
                              Chief Financial Officer


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